Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, October 19, 2007
Blue Valley Ban Corp. Reports Third Quarter 2007 Earnings
Overland Park, Kansas, October 19, 2007 — Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced net income of $1.1 million, or fully-diluted earnings per share (EPS) of $0.44 for the third quarter of 2007, compared to net income of $2.0 million, or $0.83 per share for the same period in 2006. Net income for the nine months ended September 30, 2007 was $3.8 million or $1.56 per share, compared to $4.8 million or $2.01 per share for the same period in 2006.
“While average earning assets increased as a result of internal loan growth and the acquisition of Unison Bancorp, and its subsidiary, Western National Bank, net interest income decreased from the same period in the prior year due to higher yield on our average interest bearing liabilities. In this challenging interest rate environment, we will continue to focus on growing our earning assets and increasing our net interest margin.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the third quarter of 2007, net interest income decreased 11.8% to $6.4 million compared to $7.3 million for the same period in the prior year, primarily due to a higher cost on, and growth of, average interest bearing liabilities. Noninterest income decreased to $1.8 million during this period from $2.4 million in the prior year, a decrease of 25.5%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume due to higher interest rates and an industry wide decline in the housing market. Noninterest expense remained relatively stable at $5.8 million compared to $5.9 million in the prior year period.
For the nine-month period ending September 30, 2007, net interest income decreased 2.3% to $20.2 million compared to $20.7 million for the same period in 2006, primarily due to a higher cost on, and growth of, average interest bearing liabilities. Noninterest income decreased to $5.6 million during this period from $6.5 million in the prior year, a decrease of 14.9%, due to a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume due to higher interest rates and an industry wide decline in the housing market. Noninterest expense increased 2.5% to $18.7 million compared to $18.3 million in the prior year period. The increase is a result of expenses related to the purchase of Unison Bancorp, and its subsidiary, Western National Bank, marketing efforts focused on our new location in Lenexa and consulting services related to the mortgage division.
Total assets, loans and deposits at September 30, 2007 were $730.4 million, $561.5 million and $548.6 million, respectively, compared to $684.9 million, $534.6 million and $530.0 million one year earlier, respectively, increases of 6.7%, 5.0%, and 3.5% respectively.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
THIRD QUARTER 2007
CONSOLIDATED FINANCIAL HIGHLIGHTS
(all dollars in thousands, except per share data)
(unaudited)

Three Months Ended September 30	2007	2006
Net interest income	$6,409	$7,266
Provision for loan losses	590	540
Non-interest income	1,761	2,364
Non-interest expense	5,848	5,880
Net income	1,086	1,991
Net income per share — Basic	0.45	0.84
Net income per share — Diluted	0.44	0.83
Return on average assets	0.60%	1.16%
Return on average equity	7.46%	15.43%

Nine Months Ended September 30
Net interest income	$20,219	$20,703
Provision for loan losses	990	1,205
Non-interest income	5,564	6,535
Non-interest expense	18,743	18,280
Net income	3,810	4,824
Net income per share — Basic	1.58	2.04
Net income per share — Diluted	1.56	2.01
Return on average assets	0.70%	0.94%
Return on average equity	9.09%	13.17%

At September 30
Assets	$730,449	$684,935
Loans	561,522	534,557
Deposits	548,564	530,012
Stockholders’ Equity	58,788	52,195